Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement under the Securities Act of 1993, as amended, on Form S-8 of TPCO Holding Corp. of our report dated August 5, 2021, on the consolidated financial statements of the Company, which comprise the consolidated balance sheets as of December 31, 2020 and December 31, 2019, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ (deficit) equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in TPCO Holding Corp.’s Registration Statement on Form 10 (File No. 0-56348) initially filed with the Securities and Exchange Commission on August 9, 2021 and as subsequently amended.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

November 10, 2021

Toronto, Canada